Exhibit 10.1

PERSONAL AND CONFIDENTIAL

TO:	«FULL_NAME»

FROM:	C. Dowd Ritter

DATE:	«DATE»

RE:	Performance Unit Grant

I am pleased to inform you as a key member of AmSouth’s Senior Management Team that AmSouth Bancorporation has granted you Performance Units under the 1996 Long Term Incentive Compensation Plan (the Plan). Your Performance Units give you a potential cash payout based on AmSouth’s performance for the period «PERIOD» as follows:

Performance Measure	Threshold	Target	Maximum
ROE	«EPSThreshold»	«ROETarget»	«ROEMaximum»
EPS Growth	«EPSThreshold»	«EPSTarget»	«EPSMaximum»
Total	«TotalThreshold»	«TotalTarget»	«TotalMaximum»

This grant is being made under the Plan in conjunction with your stock option grant, and therefore has the same effective date of «DATE». Actual payouts will be determined based on AmSouth’s performance against its peer banks (traditional U.S. banks with assets from $20B - $125B) over a three year Performance Period from «DATE» through «DATE». The performance measures will be Return on Equity (ROE) and Earnings Per Share (EPS) Growth. ROE will be the average for the Performance Period, and EPS Growth will be calculated as the average of the annual growth rates over the same Performance Period. Each performance measure will be weighted equally, and therefore, will determine one half of the potential cash payout. [INSERT SPECIFIC TARGETS FOR PERFORMANCE FACTORS.] The Human Resources Committee of the Board of Directors will determine AmSouth’s performance against goals and the amount of any payouts, and their determinations will be final.

«FULL_NAME»

«DATE»

Payouts based on performance results will be made as soon as administratively feasible following «DATE». If any of the following events occur during the Performance Period, payouts will be determined as noted:

(a)	Death, Disability or Retirement: If any of these events occur during the first two years of the Performance Period, at the end of the year in which the event occurs, a prorated payout (1/3 or 2/3) will be calculated based on AmSouth’s performance against its peers through that full one or two year period. If the event occurs in the third year of the Performance Period, a full payout will be determined at the end of the third year as normal.

(b)	Change in Control: A calculation of a full-term payout amount will be made as described above based on AmSouth’s performance for the period ending at the end of the year prior to any Change in Control as defined in the Plan (rather than for the three-year period) and that amount will be paid unless the calculated payout is below the full-term Target Payout level, in which case the full-term Target Payout amount will be paid. If a Change in Control occurs during the first year of performance, a Target Payout will be made. There would be no proration of payouts (that is, no reduction in payouts due solely to the fact that less than the full three-year term had elapsed prior to the Change in Control) in the event of a payout following a Change in Control.

(c)	Other Termination of Employment: In the case of termination of employment for any other reasons, payouts will be forfeited.

References to defined terms in the Plan are capitalized in this memorandum. The prospectus for the Plan and the Plan document itself are obtainable by logging on to the Executive Web Site via your office personal computer at [insert web site]. If you do not have access to a personal computer and would like a copy of the plan document and prospectus, please contact Special Compensation at [insert phone number]. Please refer to this information for a complete explanation of how the Plan works. In addition, please retain a copy of this memorandum so that you will have a record of the specific terms of your grant. This memorandum is your Award Agreement under the Plan.

I congratulate you on your award. Thank you for your service to AmSouth!

CDR/drw

Received and accepted this          day of                                         ,         .

(Signature)